            SUPPLEMENT TO OFFER TO PURCHASE DATED OCTOBER 6, 1994
                         CE ACQUISITION COMPANY, INC.
                         A WHOLLY OWNED SUBSIDIARY OF
                       CALIFORNIA ENERGY COMPANY, INC.
         HAS AMENDED ITS OFFER TO PURCHASE TO INCREASE THE PRICE FOR
                      12,400,000 SHARES OF COMMON STOCK
          (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)
                                      OF
                             MAGMA POWER COMPANY
                                      TO
                             $38.50 NET PER SHARE

       THE OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS HAVE BEEN EXTENDED AND WILL NOW EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME,
          ON FRIDAY, NOVEMBER 4, 1994, UNLESS THE OFFER IS EXTENDED.

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN BEFORE THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH, TOGETHER WITH SHARES BENEFICIALLY OWNED BY THE PURCHASER, REPRESENTS AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS, (2) THE COMPANY HAVING ENTERED INTO A DEFINITIVE MERGER AGREEMENT WITH THE PURCHASER TO PROVIDE FOR THE ACQUISITION OF THE COMPANY PURSUANT TO THE OFFER AND THE PROPOSED MERGER DESCRIBED IN THE OFFER TO PURCHASE, (3) THE PURCHASER BEING SATISFIED, IN ITS SOLE JUDGMENT, THAT THE PURCHASER HAS OBTAINED FINANCING SUFFICIENT TO ENABLE IT TO CONSUMMATE THE OFFER AND THE PROPOSED MERGER AND (4) AUTHORIZATION BY CECI'S STOCKHOLDERS OF THE ISSUANCE OF CECI COMMON STOCK SUFFICIENT TO COMPLETE THE PROPOSED MERGER. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTION 12 OF THE OFFER TO PURCHASE.
                               ---------------

                                  IMPORTANT

   Except as otherwise set forth in this Supplement, the Purchaser's Offer continues to be governed by the terms and conditions set forth in its Offer to Purchase dated October 6, 1994 and the original BLUE Letter of Transmittal, and the information contained therein continues to be important to each stockholder's decision with respect to the Offer. Accordingly, this Supplement should be read carefully in conjunction with such documents, which have been previously mailed to stockholders.

   Any stockholder desiring to tender all or any portion of his Shares (and the associated Rights) should either (1) complete and sign the original BLUE or the revised GREEN Letter of Transmittal or a facsimile thereof in accordance with the instructions in the revised GREEN Letter of Transmittal, have his signature thereon guaranteed if required by Instruction 1 of either Letter of Transmittal and mail or deliver either Letter of Transmittal or such facsimile with his certificates evidencing his Shares and, if separate, the certificates representing the associated Rights, and any other required documents to the Depositary, or follow the procedure for book-entry transfer of Shares (and Rights, if applicable) set forth in Section 4 of the Offer to Purchase, or (2) request his broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him. Stockholders having Shares (and Rights, if applicable) registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender their Shares and, if applicable, Rights so registered. Unless and until the Purchaser, in its sole judgment, declares that the Merger Agreement Condition is satisfied, stockholders will be required to tender one Right for each Share tendered pursuant to the Offer in order to effect a valid tender of such Share. A stockholder who desires to accept the Offer and tender Shares and Rights and whose certificates for such Shares (and Rights, if applicable) are not immediately available should tender such Shares (and Rights, if applicable) by following the procedures for guaranteed delivery set forth in Section 4 of the Offer to Purchase.

   Questions and requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Supplement. Requests for additional copies of this Supplement, the Offer to Purchase, the revised GREEN Letter of Transmittal and other tender offer materials may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies.
                               ---------------

                     The Dealer Manager for the Offer is:

                             GLEACHER & CO. INC.

October 26, 1994

                              TABLE OF CONTENTS

                                                                                    PAGE
                                                                                  --------
INTRODUCTION ....................................................................      1
  1. Amended Terms of the Offer .................................................      2
  2. Procedure for Tendering Shares and Rights ..................................      2
  3. Price Range of Shares; Dividends ...........................................      3
  4. Background of the Offer Since October 6, 1994; Contacts with the Company  ..      3
  5. Purpose of the Offer and the Proposed Merger ...............................      8
  6. Source and Amount of Funds .................................................     11
  7. Certain Legal Matters ......................................................     12
  8. Miscellaneous ..............................................................     13

To All Holders of Shares of Common Stock (including the Associated Preferred Share Purchase Rights) of Magma Power Company:

                                 INTRODUCTION

   The following information amends and supplements the Offer to Purchase dated October 6, 1994 (the "Offer to Purchase") of CE Acquisition Company, Inc., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of California Energy Company, Inc., a Delaware corporation ("CECI"). The Purchaser is now offering to purchase 12,400,000 shares of Common Stock, par value $0.10 per share (the "Shares"), of Magma Power Company, a Nevada corporation (the "Company"), and (unless and until the Purchaser declares that the Merger Agreement Condition (as defined below) has been satisfied) the associated Preferred Share Purchase Rights (the "Rights") issued on October 14, 1994 pursuant to the Rights Agreement, dated as of October 6, 1994, between the Company and Chemical Trust Company of California, as Rights Agent (the "Rights Agreement"), at $38.50 per Share (and associated Right), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, as amended and supplemented by this Supplement, and in the related Letters of Transmittal (which together with the Offer to Purchase and this Supplement constitute the "Offer"). Unless the context otherwise requires, all references to Shares shall include the associated Rights and all references to the Rights shall include all benefits that may inure to holders of the Rights pursuant to the Rights Agreement.

   Except as otherwise set forth in this Supplement, the terms and conditions previously set forth in the Offer to Purchase remain applicable in all respects to the Offer, and this Supplement should be read in conjunction with the Offer to Purchase. Unless the context requires otherwise, capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Offer to Purchase.

   This Offer does not constitute a solicitation of proxies or consents of stockholders of the Company. Any such solicitation which the Purchaser may make will be made only pursuant to separate proxy or consent materials in compliance with the requirements of Section 14 of the Securities Exchange Act of 1934 (the "Exchange Act"), and the rules and regulations thereunder.

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN BEFORE THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH, TOGETHER WITH SHARES BENEFICIALLY OWNED BY THE PURCHASER, REPRESENTS AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS, (2) THE COMPANY HAVING ENTERED INTO A DEFINITIVE MERGER AGREEMENT WITH THE PURCHASER TO PROVIDE FOR THE ACQUISITION OF THE COMPANY PURSUANT TO THE OFFER AND THE PROPOSED MERGER (AS DEFINED BELOW) (SUCH CONDITION BEING REFERRED TO AS THE "MERGER AGREEMENT CONDITION"), (3) THE PURCHASER BEING SATISFIED, IN ITS SOLE JUDGMENT, THAT THE PURCHASER HAS OBTAINED FINANCING SUFFICIENT TO ENABLE IT TO CONSUMMATE THE OFFER AND THE PROPOSED MERGER AND
(4) AUTHORIZATION BY CECI'S STOCKHOLDERS OF THE ISSUANCE OF CECI COMMON STOCK (AS DEFINED BELOW) SUFFICIENT TO COMPLETE THE PROPOSED MERGER. SEE SECTION 12 OF THE OFFER TO PURCHASE.

   The purpose of the Offer is to acquire majority control of the Company as the first step in the acquisition of the entire equity interest in the Company. CECI is seeking to negotiate with the Company a definitive acquisition agreement (the "Proposed Merger Agreement") pursuant to which the Company would, as soon as practicable following consummation of the Offer, consummate a merger or other business combination (the "Proposed Merger") with the Purchaser or another direct or indirect wholly owned subsidiary of CECI. In the Proposed Merger, each outstanding Share (other than Shares held by CECI, the Purchaser or any other direct or indirect wholly owned subsidiary of CECI, Shares held in the treasury of the Company and Shares held by stockholders who properly exercise dissenters' rights under the Nevada General Corporation Law (the "NGCL")) would be converted into the right to receive cash and shares of common stock, par value $0.0675 per share, of CECI ("CECI Common Stock") having a combined cash and market value of $38.50 per Share. The per Share amount of cash and CECI Common Stock to be distributed in the Proposed Merger would be determined such that the blended purchase price for all Shares acquired by the Purchaser and its affiliates in the Offer and the Proposed Merger would be $28.50 in cash, without interest thereon, and $10.00 in market value of CECI Common Stock, as established within a range of certain maximum and minimum prices for the CECI Common Stock. See Section 5 of this Supplement.

   On October 25, 1994, CECI received from Credit Suisse a fully underwritten commitment to provide the financing for the Offer and the Proposed Merger. Such commitment is subject to customary conditions, including the execution of definitive documentation. See Section 6 of this Supplement.

   Stockholders should follow the procedures for tendering Shares set forth in Section 4 of the Offer to Purchase and Section 2 of this Supplement. Tendering stockholders may use either the original BLUE Letter of Transmittal and the original GREY Notice of Guaranteed Delivery for Shares accompanying the Offer to Purchase, or the revised GREEN Letter of Transmittal and the revised GOLD Notice of Guaranteed Delivery accompanying this Supplement. While the original BLUE Letter of Transmittal refers to the Offer to Purchase, stockholders using such document to tender their Shares (and associated Rights) will nevertheless receive $38.50 for each Share (and associated Right) validly tendered and not withdrawn and accepted for payment pursuant to the Offer, upon the terms and subject to the conditions of the Offer. Stockholders who have previously validly tendered and not withdrawn their Shares (and associated Rights) pursuant to the Offer are not required to take any further action in order to receive, upon the terms and subject to the conditions of the Offer, the increased price of $38.50 per Share (and associated Right) with respect to all Shares purchased pursuant to the Offer. See Section 4 of the Offer to Purchase and Section 1 of this Supplement.

   THIS SUPPLEMENT, THE OFFER TO PURCHASE AND THE RELATED LETTERS OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

   1. AMENDED TERMS OF THE OFFER. Section 1 of the Offer to Purchase is amended and supplemented by Section 1 of this Supplement.

   The Purchaser has increased the price per Share (and associated Right) to be paid pursuant to the Offer from $35 per Share (and associated Right) to $38.50 per Share (and associated Right), net to the seller in cash and without interest thereon. Upon the terms and subject to the conditions of the Offer (including, if the Offer is further extended or amended, the terms and conditions of any such extension or amendment), all stockholders whose Shares (and associated Rights) are validly tendered and not withdrawn (including Shares tendered prior to the date of this Supplement) in accordance with the procedures set forth in Section 4 of the Offer to Purchase and Section 2 of this Supplement on or prior to the Expiration Date (as defined below) will receive the increased price. The term "Expiration Date" means 12:00 midnight, New York City time, on Friday, November 4, 1994, unless and until the Purchaser, in its sole judgment, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the time and date at which the Offer, as so extended by the Purchaser, shall expire.

   This Supplement, the revised GREEN Letter of Transmittal and other relevant materials will be mailed by the Company to record holders of Shares and Rights whose names appear on the Company's stockholder list and the list of holders of Rights, if any, and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list and list of holders of Rights or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares and/or Rights.

   2. PROCEDURE FOR TENDERING SHARES AND RIGHTS. Section 4 of the Offer to Purchase is amended and supplemented by Section 2 of this Supplement.

   TENDERING STOCKHOLDERS MAY CONTINUE TO USE THE ORIGINAL BLUE LETTER OF TRANSMITTAL AND GREY NOTICE OF GUARANTEED DELIVERY THAT WERE PROVIDED WITH THE OFFER TO PURCHASE. Although such BLUE Letter of Transmittal indicates that the Offer will expire at 12:00 midnight, New York City time, on Thursday, November 3, 1994, stockholders will be able to tender (or withdraw) their Shares and Rights pursuant to the Offer until 12:00 midnight, New York City time, on Friday, November 4, 1994 (or such later date to which the Offer may be extended). TENDERING STOCKHOLDERS MAY ALSO USE THE REVISED GREEN LETTER OF TRANSMITTAL AND GOLD NOTICE OF GUARANTEED DELIVERY PROVIDED WITH THIS SUPPLEMENT.

   THE METHOD OF DELIVERY OF CERTIFICATES FOR SHARES AND RIGHTS, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING STOCKHOLDERS, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

   3. PRICE RANGE OF SHARES; DIVIDENDS. Section 6 of the Offer to Purchase is amended and supplemented by Section 3 of this Supplement.

   According to publicly available information, the Company has paid no cash dividends on the Shares since the date of the Offer to Purchase. The reported high and low sales prices per Share on the Nasdaq National Market (the "NNM") for the current quarter through October 24, 1994, were $37 and $34.25, respectively. On October 20, 1994, the last full trading day prior to CECI's issuance of the press release announcing its intention to increase the price per Share (and associated Right) to be paid pursuant to the Offer, the reported closing sale price per share on the NNM was $34.75. On September 19, 1994, the day of CECI's issuance of the press release announcing the transmission of a letter to the Company containing a proposal to acquire the Company in a transaction in which stockholders would receive cash and shares of CECI Common Stock having a combined cash and market value of $35 per Share, the reported closing price per Share on the NNM was $27.50. The Offer represents a 40% premium over the reported closing sale price per Share on September 19, 1994. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

   4. BACKGROUND OF THE OFFER SINCE OCTOBER 6, 1994; CONTACTS WITH THE COMPANY. Section 10 of the Offer to Purchase is supplemented by Section 4 of this Supplement.

   On October 5, 1994, Mr. Ben Holt, a director of CECI and a record holder of Shares, made a demand to the Company for access to the Company's stockholder list and other stockholder information necessary to communicate with stockholders pursuant to the NGCL.

   On October 10, 1994, CECI learned through press reports that the Company's Board had recommended that its stockholders reject the Offer and had further stated that the Offer at a price of $35 per Share (and associated Right) was less attractive than remaining independent.

   On October 11, 1994, the Company filed with the Commission a Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to the Exchange Act, formally rejecting the Offer and disclosing, among other things, that the Company's Board had (i) authorized the Company to enter into "golden parachute" severance agreements with 15 of the most highly compensated members of the Company's management, (ii) authorized the Company to enter into indemnification agreements with each member of the Company's Board, (iii) amended the Company's Bylaws purporting to eliminate the ability of the Company's stockholders to act by written consent and (iv) hired Goldman, Sachs & Co. ("Goldman") to assist the Company's Board with respect to CECI's proposal.

   On October 12, 1994, the Company informed CECI that it had denied Mr. Holt's demand for the Company's stockholder information under the NGCL, and that the Company would not currently provide such information to Mr. Holt.

   On October 13, 1994, CECI issued the following press release announcing the filing of a preliminary proxy statement with the Commission pursuant to the Exchange Act:

             CALIFORNIA ENERGY TO SOLICIT CALL OF SPECIAL MEETING
                            OF MAGMA STOCKHOLDERS

     OMAHA, NEBRASKA, October 13, 1994 -- California Energy Company, Inc. (NYSE, PSE and LSE: CE) ("CECI") announced today that in order to facilitate consummation of its pending cash tender offer ("Offer") for 12,400,000 shares, or approximately 51%, of the common stock of Magma Power Company (NASDAQ:MGMA) ("Magma") at a price of $35 net per share, CECI has filed materials with the Securities and Exchange Commission ("SEC") to solicit written requests from Magma shareholders to require Magma to call a Special Meeting of shareholders. A Special Meeting will provide Magma stockholders the opportunity to consider and vote on CECI's Special Meeting proposals which, if approved, would result in certain By-law amendments that would facilitate CECI's proposal and the election of four (4) CECI nominees to Magma's Board, who would be committed to removing any impediments to shareholders being able to freely choose whether to accept the Offer and approve the proposed merger, thereby ensuring that the Offer and proposed merger get a full and fair hearing. As previously announced, CECI's tender offer is to be followed by a second step merger in implementing its September 19 proposal to acquire all Magma shares for a combination of $25 in cash and $10 in market value of California Energy common stock.

     Today's announcement by CECI to commence a Special Meeting Request Solicitation follows the decision by Magma's Board of Directors to recommend that Magma shareholders not tender into CECI's $35 per share Offer because remaining independent was more attractive to shareholders. In its SEC filing recommending against CECI's Offer, Magma also disclosed that it had entered into "Golden Parachute" severance agreements with 15 of the most highly compensated members of Magma's management as well as indemnity agreements with Board members in response to CECI's September 19 proposal. CECI intends to take any appropriate action necessary to have any impediments to its Offer set aside. David L. Sokol, California Energy's Chairman and Chief Executive Officer, stated:

"Magma's rejection of our offer, without any attempted negotiation with us, demonstrates their disregard for Magma shareholders. Rather than maximizing shareholder value, they have implemented Golden Parachutes for the top 15 members of management, entered into an excessive fee arrangement with Goldman Sachs and initiated wasteful litigation. These actions alone are estimated to cost Magma's shareholders between 0.75 and $1.00 per share. We believe that Magma's Board of Directors have a fiduciary obligation to maximize shareholder value, not the lifestyles of their friends and co-workers.

It is our understanding that the Magma Board Chairman, President and Chief Financial Officer began a "road show" presentation for investors yesterday directed at misrepresenting and discrediting our offer, disparaging California Energy, and offering extraordinary and unsustainable projections for Magma's future. Much of the information which Magma presented is inaccurate, misleading and in our view in violation of the proxy solicitation rules established by the Securities and Exchange Commission.

Magma's management, again yesterday, stated their hope to investors that we would just go away. This will not happen unless the shareholders reject our ultimate offer. It is our belief that Magma's shareholders recognize the value of our offer and will not allow the Magma management to prosper to their detriment."

    The Special Meeting Request Solicitation will be made only pursuant to definitive solicitation documents, which will be filed with the Securities and Exchange Commission and mailed to Magma stockholders. Gleacher & Co. Inc. is acting as Financial Advisor to California Energy and Dealer Manager in connection with the tender offer and Request Solicitation and MacKenzie Partners, Inc. is acting as the Information Agent for the tender offer and Request Solicitation.

     California Energy Company is an international developer, owner and operator of geothermal and other environmentally responsible power generation facilities. Its six existing facilities currently produce in excess of 325 MW of power with an additional 300 MW under construction.

   On October 13, 1994, CECI issued the following press release regarding the Company's refusal to provide Mr. Holt with the requested stockholder information:

     MAGMA TO BE SUED TO OBTAIN RELEASE OF MAGMA STOCKHOLDER LIST

     OMAHA, Neb., Oct. 13--California Energy Company, Inc. (NYSE, PSE and
LSE: CE) ("CECI") announced today that Magma Power Company (NASDAQ: MGMA) ("Magma"), in an apparent effort to delay the ability of Magma shareholders to call a special meeting, has denied the request of one of CECI's directors who is a long-time Magma shareholder, for the Magma shareholder list. As previously announced, CECI is soliciting requests to call a Special Meeting of Magma's shareholders in order to provide Magma stockholders the opportunity to consider and vote on CECI's Special Meeting proposals which, if approved, would result in certain By-law amendments that would facilitate CECI's proposal to acquire Magma and the election of four (4) CECI nominees to Magma's Board, who would be committed to removing any impediments to shareholders being able to freely choose whether to accept CECI's pending cash tender offer for 12,400,000 shares at $35 net per share and approve the proposed second step merger, thereby ensuring that the offer and proposed merger get a full and fair hearing.

David L. Sokol, California Energy's Chairman and Chief Executive Officer, stated:

"Magma's denial of access to the list of shareholders is, at best, an attempt to delay the inevitable, when Magma's Board and management will have to account for their recent actions in front of their shareholders. Such obstructionist tactics viewed in light of recent actions to implement "Golden Parachutes" for 15 of the most highly compensated members of management simply serve as further evidence of management's improper entrenchment motive in recommending against CECI's acquisition proposal." Sokol added: "This sort of irresponsible corporate behavior simply demonstrates the fact that Magma's management is apparently unwilling to permit its actions to be judged by the Company's owners and will result in another wasteful lawsuit to the detriment of Magma's shareholders."

  The Special Meeting Request Solicitation will be made only pursuant to definitive solicitation documents, which will be filed with the Securities and Exchange Commission and mailed to Magma stockholders. Gleacher & Co. Inc. is acting as Financial Advisor to California Energy and Dealer Manager in connection with the tender offer and request solicitation and MacKenzie Partners, Inc. is acting as the Information Agent for the tender offer and request solicitation.

  California Energy Company is an international developer, owner and operator of geothermal and other environmentally responsible power generation facilities. Its six existing facilities currently produce in excess of 325 MW of power with an additional 300 MW under construction.

   On October 14, Mr. Holt commenced an action in the Second Judicial District Court for the State of Nevada in and for the County of Washoe (the "Court"), seeking an order requiring the Company, pursuant to the NGCL, to turn over to him the stockholder information requested in his demand letter to the Company. The Court entered an order setting a briefing schedule which would permit consideration of the matter on an expedited basis. See Section 7 of this Supplement.

   On October 17, 1994, CECI issued the following press release announcing that it had sued the directors of the Company's Board for, among other things, breach of their fiduciary duties in failing to consider CECI's proposal to acquire Magma and for taking obstructionist actions in response to CECI's proposal:

                        CALIFORNIA ENERGY SUES MAGMA'S
                    DIRECTORS FOR BREACH OF FIDUCIARY DUTY

     OMAHA, NEBRASKA, October 17, 1994 -- California Energy Company, Inc. (NYSE, PSE and LSE: CE) ("CECI") announced today that it has sued the Directors of Magma Power Company (NASDAQ: MGMA) ("Magma"), for, among other things, breach of their fiduciary duties in failing to properly consider CECI's proposal to acquire Magma and for taking obstructionist actions in response to CECI's proposal, such as adopting special indemnity agreements for themselves, "Golden Parachutes" for 15 Magma executives, a discriminatory "poison pill" and by-law amendments which are intended to impede the right of the majority of Magma's shareholders to freely consider CECI's offer and to entrench current Magma management. In addition, CECI's suit notes that the Board (which includes five (5) present or former Dow employees out of an 11 member Board) breached its duties by not disclosing to Magma's shareholders Dow's conflict of interest in the transaction due to the fact that Dow cannot obtain the same benefit from the tender offer price as other shareholders because of recent Dow transactions that would invoke the SEC's Section16(b) short-swing profit disgorgement rule.

David L. Sokol, California Energy's Chairman and Chief Executive Officer, stated:

"We find it astounding that Magma's Board has not even given serious consideration to a proposal which would pay shareholders a $7.50 per share premium over Magma's trading price prior to making the proposal. Moreover, the Board, while stating our price to be "inadequate," has declined to engage in a discussion about what price would constitute an adequate offer. Although we have indicated that we are prepared to negotiate all aspects of our offer, Magma has refused to engage in price discussions, merely stating that it is somehow in the best interest of shareholders to remain "independent." At the same time Magma's Board has also taken actions to impede majority shareholder action (such as adopting a poison pill and by-law amendments and refusing access to a shareholder list) which indicate the Board's apparent belief that shareholders shouldn't be permitted to make up their own minds as to what is in their best economic interest and which only serve to entrench current management.

It is also noteworthy that, while attempting to deny shareholders the right to consider our offer, Magma's Board has taken steps to provide for management's economic self-interest, such as approving "Golden Parachute" severance agreements for the 15 most highly compensated members of Magma's management. These and other obstructionist actions are estimated to cost shareholders between $0.75 and $1.00 per share. Such actions, viewed in the context of Dow's conflict of interest, due to its inability to fully benefit from the tender offer as a result of Section16(b), paint a picture of management entrenchment plain and simple."

Sokol added:

"It is curious to note that the five (5) Dow Board members recommended against our $35 per share offer in light of Dow's liquidation of a significant amount of its Magma holdings (3,635,000 shares) in 1993 at a net price of $30.88 per share and Dow's recent sale in September 1994 of 857,143 Magma shares at $28.25. Assuming the Section16(b) problems which prevent Dow from fully benefitting from our offer were fully disclosed to the independent Magma Board members, we do find it surprising that Magma's Board could be advised that there was not a conflict that would require the five (5) Dow members to abstain from voting on our proposal."

    As previously announced, CECI is soliciting requests to call a Special Meeting of Magma's shareholders in order to provide Magma stockholders the opportunity to consider and vote on CECI's Special Meeting proposals which, if approved, would result in certain by-law amendments that would facilitate CECI's proposal to acquire Magma and the election of four (4) CECI nominees to Magma's Board, who would be committed to removing any impediments to shareholders being able to freely choose whether to accept CECI's pending cash tender offer for 12,400,000 shares at $35 net per share and to approve the proposed second step merger, thereby ensuring that the offer and proposed merger get a full and fair hearing. The Special Meeting Request Solicitation will be made only pursuant to definitive solicitation documents, which will be filed with the Securities and Exchange Commission and mailed to Magma stockholders. Gleacher & Co. Inc. is acting as Financial Advisor to California Energy and Dealer Manager in connection with the tender offer and request solicitation and MacKenzie Partners, Inc. is acting as the Information Agent for the tender offer and request solicitation.

     California Energy Company is a leading international developer, owner and operator of geothermal and other environmentally responsible power generation facilities. Its six existing facilities currently produce in excess of 325 MW with an additional 300 MW under construction.

   On October 21, 1994, CECI issued the following press release announcing that the Purchaser had increased the price per Share (and associated Right) to $38.50 per Share (and associated Right), net to the seller in cash and without interest thereon:

                    CALIFORNIA ENERGY INCREASES ITS OFFER
                     FOR MAGMA POWER TO $38.50 PER SHARE

     Omaha, Nebraska, October 21, 1994 -- California Energy Company, Inc. (NYSE, PSE, LSE: CE) ("CECI") announced today that it has increased its offer to purchase Magma Power Company to $38.50 per share, consisting of $28.50 per share in cash and $10.00 per share of CECI stock.

     In connection with this enhanced proposal, CECI has extended the expiration date of its pending cash tender offer for 51%, or 12,400,000 of Magma's shares to Friday, November 4, 1994 and has increased the cash price to $38.50 net per share.

     CECI also confirmed its intention to solicit consents to call a special meeting of Magma's shareholders to elect four new members to Magma's Board of Directors who would ensure that Magma gives proper consideration to this enhanced offer. CECI also announced it would commence a series of investor and shareholder presentations beginning Tuesday, October 25, 1994. These presentations would highlight to Magma shareholders the benefits of the CECI acquisition proposal.

     David L. Sokol, CECI's Chairman and Chief Executive Officer, stated: "We sincerely hope that Magma's Board of Directors will negotiate and sign a merger agreement with us so that all Magma shareholders can receive the benefits of our acquisition offer. In any event, we are now putting forth our best acquisition proposal, and are beginning a consent solicitation to provide Magma's shareholders the right to express their views directly on the merits of our proposal. We have increased the cash price of our Tender Offer which should provide Magma shareholders with an additional mechanism to communicate to Magma's Board their support of CECI's acquisition offer."

     California Energy Company is a leading international developer, owner and operator of geothermal and other environmentally responsible power generation facilities. Its six existing facilities currently produce in excess of 325 MW of power with an additional 300 MW under construction.

   On October 21, 1994, the Company announced that its local Indonesian partner on the smaller of its two proposed development stage projects in Indonesia, the Karaha project, had terminated its joint venture with the Company. On October 25, 1994, CECI and the Purchaser filed their second amended

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

counterclaims which, among other things, seek an injunction requiring the Company to refrain from taking actions to damage its international development projects, including the Karaha project. See Section 7 of this Supplement.

   On October 25, 1994, CECI issued the following press release announcing the receipt of a fully underwritten $500,000,000 financing commitment from Credit Suisse:

                    CALIFORNIA ENERGY ANNOUNCES RECEIPT OF
             FULLY UNDERWRITTEN $500,000,000 FINANCING COMMITMENT
                            FOR MAGMA ACQUISITION

     OMAHA, NE, October 25, 1994 -- California Energy Company, Inc. (NYSE, PSE, LSE:CE) ("CECI") today announced that it has received a fully-underwritten $500,000,000 financing commitment from Credit Suisse in connection with CECI's proposed acquisition of Magma Power Company (NASDAQ:MGMA) ("Magma"). The financing commitment contains two facilities and provides funding both for the purchase of tendered Magma common shares pursuant to CECI's pending cash tender offer for 51%, or 12,400,000 shares of Magma at $38.50 net per share, and for permanent financing in order to consummate a merger of the two companies.

     David L. Sokol, Chairman and Chief Executive Officer of CECI, stated, "We believe this $500,000,000 financing commitment, together with over $300,000,000 of existing cash on hand, demonstrates the strength of our offer to Magma's shareholders and reinforces our capability to expeditiously consummate the proposed transaction."

     The tender offer facility has a final maturity of 12 months (extendable to three years) and the permanent financing facility has a final maturity of 8 years with semi-annual amortization from internally-generated funds. Pricing is based upon Libor or an alternative base rate.

     California Energy Company is a leading international developer, owner and operator of geothermal and other environmentally responsible power generation facilities. Its six existing facilities currently produce in excess of 325 MW of power with an additional 300 MW under construction.

   Also on October 25, 1994, the Court issued an order in the action filed by Mr. Holt, granting the relief requested by Mr. Holt by directing that the Company turn over to Mr. Holt without delay the stockholder list and other information sought in his demand letter.

   5. PURPOSE OF THE OFFER AND THE PROPOSED MERGER. Section 11 of the Offer to Purchase is amended and supplemented by Section 5 of this Supplement.

   General. The purpose of the Offer is to acquire majority control of the Company as the first step in the acquisition of the entire equity interest in the Company. The purpose of the Proposed Merger is to acquire all Shares not beneficially owned by the Purchaser following consummation of the Offer.

   The Purchaser is seeking to enter into the Proposed Merger with the Company as promptly as practicable following consummation of the Offer. Under the Proposed Merger Agreement, at the effective time of the Proposed Merger, each outstanding Share (other than Shares held by CECI, the Purchaser or any other direct or indirect wholly owned subsidiary of CECI, Shares held in the treasury of the Company and Shares held by stockholders who properly exercise dissenters' rights under the NGCL) would be converted into the right to receive cash and shares of CECI Common Stock having a combined cash and market value of $38.50 per Share. The per Share amount of cash and CECI Common Stock to be distributed in the Proposed Merger will be determined such that the blended purchase price for all Shares acquired by the Purchaser and its affiliates in the Offer and the Proposed Merger will be $28.50 in cash and $10.00 in market value of CECI Common Stock, subject to a collar provision in the Proposed Merger Agreement which would provide a range of maximum and minimum prices for CECI Common Stock. If the market value of CECI Common Stock were to exceed the top of such range, the number of shares of CECI Common Stock to be issued in the Proposed Merger would be based on the maximum price for CECI Common Stock (i.e., the top of the range), and if the market value of the CECI

Common Stock were to be less than the bottom of such range, the number of shares of CECI Common Stock to be issued in the Proposed Merger would be based on the minimum price for the CECI Common Stock (i.e., the bottom of the range). The effect of the collar provision would be to increase the number of Shares to be issued in the Proposed Merger (and therefore the value of the stock consideration to be received in the Proposed Merger) if the market price of the CECI Common Stock were to be greater than the top of the established range and to decrease the number of Shares to be issued in the Proposed Merger (and therefore the value of the stock consideration to be received in the Proposed Merger) if the market price of the CECI Common Stock were to be less than the bottom of the established range. CECI intends to establish such range shortly prior to the Purchaser's entering into the Proposed Merger Agreement.

   The Preferred Share Purchase Rights. According to the Company's Registration Statement on Form 8-A filed with the Securities and Exchange Commission (the "Commission") on October 7, 1994, as amended by the Company's amendment filed with the Commission on October 14, 1994 (the "Form 8-A"), the Company's Board declared a distribution of one Right for each outstanding Share to stockholders of record at the close of business on October 14, 1994 and for each Share issued (including Shares distributed from the Company's treasury) by the Company thereafter and prior to the Distribution Date (as defined below). The following description of the Rights is based on information contained in the Form 8-A and is qualified in its entirety by reference to such Form 8-A.

   Each Right entitles the registered holder, subject to the terms of the Rights Agreement, to purchase from the Company one one-thousandth of a share (a "Unit") of Series A Preferred Stock, par value $0.10 per share (the "Preferred Stock"), at a purchase price of $125 per Unit, subject to adjustment (the "Purchase Price"). Initially, the Rights will attach to all certificates representing Shares ("Share Certificates") and no separate certificates representing Rights ("Rights Certificates") will be distributed. The Rights will separate from the Shares and a "Distribution Date" will occur upon the earlier of (i) 10 business days following a public announcement (the date of such announcement being the "Stock Acquisition Date") that a person or group of affiliated or associated persons (other than the Company, any subsidiary of the Company or any employee benefit plan of the Company or such Subsidiary) (an "Acquiring Person") has acquired, obtained the right to acquire or otherwise obtained beneficial ownership of 10% or more of the then outstanding Shares (or if certain current holders of 10% or more of the outstanding Shares have acquired, obtained the right to acquire or otherwise obtained beneficial ownership of an additional 4% of the Shares), and (ii) 10 business days (or such later date as may be determined by action of the Company's Board prior to such time as any person becomes an Acquiring Person) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 20% or more of the then outstanding Shares. Until the Distribution Date, (i) the Rights will be evidenced by Share Certificates and will be transferred with and only with such Share Certificates, (ii) new Share Certificates issued after October 14, 1994 (also including Shares distributed from the Company's treasury) will contain a notation incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any certificates representing outstanding Shares will also constitute the transfer of the Rights associated with the Shares represented by such certificates.

   The Rights are not exercisable until the Distribution Date and will expire at the close of business on the tenth anniversary of the Rights Agreement unless earlier redeemed by the Company as described below.

   As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of the Shares as of the close of the business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights.

   In the event that (i) the Company is the surviving corporation in a merger with an Acquiring Person and the Shares shall remain outstanding, (ii) a person becomes the beneficial owner of 10% or more of the then outstanding Shares (or an additional 4% in the case of certain current 10% holders),
(iii) an Acquiring Person engages in one or more "self-dealing" transactions as set forth in the Rights Agreement, or (iv) during such time as there is an Acquiring Person, an event occurs which results in such Acquiring Person's ownership interest being increased by more than 1%, then, in each such case, each holder of a Right will thereafter have the right to receive, upon exercise, Units (or, in certain circumstances, Shares, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. The exercise price is the Purchase Price multiplied by the number of Units issuable upon exercise of a Right prior to the events described in this paragraph. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void.

   In the event that, at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction and the Company is not the surviving corporation (other than a merger described in the preceding paragraph), (ii) any person consolidates or mergers with the Company and all or part of the Shares are converted or exchanged for securities, cash or property of any other person or (iii) 50% or more of the Company's assets or earning power are sold or transferred, each holder of a Right (except Rights which previously have been voided as described above) shall thereafter have the right to receive, upon exercise, common stock of the Acquiring Person having a value equal to two times the exercise price of the Right.

   The Purchase Price payable, and the number of Units issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) if holders of the Preferred Stock are granted certain rights or warrants to subscribe for Preferred Stock or convertible securities at less than the current market price of the Preferred Stock, or (iii) upon the distribution to the holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

   With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. The Company is not required to issue fractional Units. In lieu thereof, an adjustment in cash may be made based on the market price of the Preferred Stock prior to the date of exercise.

   At any time until ten business days following the Stock Acquisition Date, a majority of the Independent Directors (as defined in the Rights Agreement) may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (the "Redemption Price"), payable, at the election of such majority of the Independent Directors, in cash or Shares. Immediately upon the action of a majority of Independent Directors ordering the redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

   Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

   Any of the provisions of the Rights Agreement may be amended at any time prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended in order to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

   On October 10, 1994, the Company's Board resolved that the Distribution Date shall not occur until the earlier of (i) such later date as the Company's Board, in its sole discretion, shall fix by resolution adopted prior to the Distribution Date and (ii) the date the Purchaser becomes an Acquiring Person.

   UNLESS THE RIGHTS ARE REDEEMED, HAVE BEEN INVALIDATED OR ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE PROPOSED MERGER, STOCKHOLDERS WILL BE REQUIRED TO TENDER ONE RIGHT FOR EACH SHARE TENDERED IN ORDER TO EFFECT A VALID TENDER OF SUCH SHARE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN
SECTION 4 OF THE OFFER TO PURCHASE AND SECTION 2 OF THIS SUPPLEMENT. IF SEPARATE RIGHTS CERTIFICATES ARE NOT ISSUED, A TENDER OF SHARES WILL ALSO CONSTITUTE A TENDER OF THE ASSOCIATED RIGHTS.

   THE OFFER IS CONDITIONED ON, AMONG OTHER THINGS, THE MERGER AGREEMENT CONDITION BEING SATISFIED. THE PURCHASER INTENDS TO TAKE ANY ACTION NECESSARY TO HAVE ATTEMPTED IMPEDIMENTS TO THE OFFER AND THE PROPOSED MERGER SET ASIDE. IF THE PURCHASER ENTERS INTO THE PROPOSED MERGER AGREEMENT WITH THE COMPANY, SUCH AGREEMENT WILL REQUIRE THE COMPANY'S BOARD TO ADOPT A RESOLUTION PROVIDING, OR TAKE SUCH OTHER CORPORATE ACTION AS MAY BE REQUIRED TO ENSURE, THAT ANY RESTRICTIONS THAT MAY PURPORT TO BE IMPOSED BY THE RIGHTS ARE INAPPLICABLE TO THE OFFER AND THE PROPOSED MERGER. SEE INTRODUCTION OF THE OFFER TO PURCHASE AND SECTION 12 OF THE OFFER TO PURCHASE.

   6. SOURCE AND AMOUNT OF FUNDS. Section 13 of the Offer to Purchase is amended and supplemented by Section 6 of this Supplement.

   As a result of the increase in the price per Share to be paid pursuant to the Offer, the Purchaser estimates that approximately $477.4 million will be required to purchase the 12,400,000 Share and Rights sought pursuant to the Offer. The Purchaser estimates that approximately an additional $218 million will be required to effectuate the Proposed Merger. The Purchaser will obtain such funds through borrowings from commercial banks and through a capital contribution by CECI from CECI's general corporate funds, which at September 30, 1994 aggregated approximately $316 million.

   The Purchaser anticipates that a substantial portion of the cash required to purchase Shares and Rights pursuant to the Offer and the Proposed Merger will be provided through a secured bank credit facility. CECI has received a fully underwritten financing commitment letter from Credit Suisse (the "Commitment Letter") which states that Credit Suisse will provide, on specified terms and subject to customary conditions, up to $500,000,000 in secured bank financing in connection with the Offer and the Proposed Merger. Such funds, together with a portion of CECI's general corporate funds, will be sufficient to pay the cash portion of the consideration for the Offer and the Proposed Merger and related expenses.

   The Commitment Letter contemplates (i) a facility of up to $250,000,000 to capitalize the Purchaser for the purpose of financing the Offer (the "Tender Facility") and (ii) facilities of up to $500,000,000 for, among other things, refinancing the Tender Facility and effectuating the Proposed Merger (the "Merger Facilities" and, together with the Tender Facility, the "Facilities").

   The term of the Tender Facility will be 12 months, extendible for a term of up to three years from the initial funding at the mutual consent of CECI and Credit Suisse. The Tender Facility will be a margin loan collateralized by the Shares purchased pursuant to the Offer and subject to Regulation U promulgated under the Exchange Act.

   The Merger Facilities will be composed of (i) up to a 6-year amortizing term loan ("Term Loan A") in an expected amount of up to $500,000,000 less the amount of Term Loan B (as defined below) and (ii) up to a 8-year amortizing term loan ("Term Loan B") in an expected amount not to be less than $150,000,000. The Merger Facilities are to be amortized from internally generated funds and will be secured by an assignment and pledge of the stock of the Company and all unencumbered assets of the Company.

   Interest on loans borrowed under the Facilities will be payable at spreads of 2.50% above LIBOR (adjusted for reserves) or 1.25% above Base Rate for loans under the Tender Facility, 2.50% above LIBOR (adjusted for reserves) or 1.50% above Base Rate for Term Loan A, and 3.00% above LIBOR (adjusted for reserves) or 2.00% above Base Rate for Term Loan B. CECI may elect to incur loans at either LIBOR or Base Rate.

   Credit Suisse's commitment to provide the Facilities is subject to certain customary conditions, including without limitation (a) a capital investment in the Purchaser in an amount and form satisfactory to Credit Suisse, (b) the absence of certain material adverse changes and (c) Credit Suisse's satisfaction with its due diligence with respect to CECI and the Company.

   The definitive documentation relating to the Facilities will contain representations, warranties, covenants, events of default and conditions customary for transactions of this size and type.

   CECI has agreed to pay certain fees to Credit Suisse with respect to the Facilities which, in the aggregate, are not material to the transactions described herein.

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

   The foregoing description of the Commitment Letter is qualified in its entirety by reference to the text thereof filed as an exhibit to Amendment No. 4 to the Tender Offer Statement on Schedule 14D-1 of the Purchaser and CECI (the "Schedule 14D-1") filed with the Commission in connection with the Offer, copies of which may be obtained from the offices of the Commission in the manner set forth in Section 8 of the Offer to Purchase (except that such information will not be available at the regional offices of the Commission). When definitive agreements relating to the Facilities are executed, copies will be filed as exhibits to further amendments to the Schedule 14D-1.

   7. CERTAIN LEGAL MATTERS. Section 15 of the Offer to Purchase is amended and supplemented by Section 7 of this Supplement.

   Pending Litigation. On October 3, 1994, the Company filed a complaint entitled Magma Power Company v. California Energy Company, Inc., Case No. CV-N-94-06160, against CECI in the Second Judicial District Court of the State of Nevada in and for the County of Washoe. The complaint seeks a declaratory judgment that (i) the Company's Board properly discharged its fiduciary obligations in adopting the Rights Agreement and an amendment to the Company's Bylaws and, accordingly, such documents were valid and binding, and (ii) the Merger Moratorium Statute is valid and not in violation of the Commerce Clause and Supremacy Clause of the United States Constitution. CECI removed this action to the United States District Court for the District of Nevada (Case No. CV-N-94-00719-DWH).

   On October 17, 1994, CECI filed its answer and counterclaims in response to the Company's complaint. The counterclaims name the Purchaser as an additional counterclaim plaintiff and the Company's directors as counterclaim defendants in addition to the Company. CECI's counterclaims seek primarily:
(i) a declaratory judgment that certain actions taken by the Company, including the amendment to the Company's Bylaws purporting to preclude the Company stockholders from taking action by written consent, and implementation of its "poison pill" Rights Agreement, are void and ultra vires, and constitute a breach of fiduciary duty by the Company's Board; (ii) an injunction requiring the Company's Board to rescind the amendment to the Company's Bylaws which purports to eliminate the power of stockholders to act by written consent, the "golden parachute" severance agreements granted to 15 members of the Company's management and the indemnification agreements granted to each member of the Company's Board; (iii) an injunction enjoining the operation of the "poison pill" Rights Agreement and directing the Company's Board to redeem the Rights provided for in that Agreement; (iv) a declaratory judgment that the Merger Moratorium Statute is unconstitutional under the Supremacy Clause and the Commerce Clause of the United States Constitution; (v) an injunction enjoining the Company's Board from invoking the terms of the Merger Moratorium Statute or otherwise obstructing the Offer; and (vi) an injunction requiring the Company to correct all false and misleading statements in its Schedule 14D-9 and the amendments thereto.

   On October 17, 1994, the Company filed an amended complaint, which, in addition to the relief requested in its original complaint, seeks (i) declaratory and injunctive relief with respect to certain purportedly false and misleading disclosures in CECI's and the Purchaser's Schedule 14D-1 and the Offer to Purchase therein; and (ii) declaratory and injunctive relief with respect to certain allegedly false and misleading statements made in CECI's preliminary Request Solicitation Statement filed with the Commission pursuant to Section 14(a) of the Exchange Act on October 13, 1994.

   On October 19, 1994, CECI and the Purchaser filed their answer to the Company's amended complaint and amended their counterclaims which, in addition to the relief requested in the original counterclaims, seek an injunction requiring the Company to correct additional false and misleading statements reflected in an amendment to its Schedule 14D-9 and in other statements made by the Company.

   On October 25, 1994, CECI and the Purchaser filed their second amended counterclaims which, in addition to the relief requested in the original and amended counterclaims, seek an injunction requiring the Company to refrain from (i) taking actions to damage its international development projects, including the Karaha project, or (ii) taking other actions designed to waste corporate assets and block the Offer and the Proposed Merger.

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

   CECI intends to take any action necessary to have attempted impediments to the Offer and the Proposed Merger set aside.

   On October 14, 1994, Ben Holt, a stockholder of the Company, and a director of CECI, filed a complaint entitled Ben Holt v. Magma Power Company, Case No. CV94-06432, against the Company in the Second Judicial District Court for the State of Nevada in and for the County of Washoe (the "Court"), alleging, among other things, that the Company has infringed the plaintiff's right as a stockholder by denying his statutory right under the NGCL to demand access to the Company's stockholder list and certain related material necessary to communicate with the Company's shareholders. The plaintiff sought an order directing the Company to comply with the demand for the stockholder list and related information necessary to communicate with stockholders.

   On October 25, 1994, the Court issued an order directing the Company forthwith and without delay to turn over to Mr. Holt a complete record or list of the Company's stockholders together with certain other information concerning stockholders of the Company requested by Mr. Holt in his demand letter to the Company. The Court ruled expressly that Mr. Holt satisfied the requirements of the NGCL governing requests for stockholder information in that he had been a stockholder of the Company for more than six months as of the time of his demand, and had complied with the Company's request for an affidavit concerning his request; that Mr. Holt's purpose for requesting stockholder information of the Company, which was to facilitate CECI's request for a special meeting of stockholders of the Company and otherwise to communicate with the other stockholders of the Company concerning CECI's proposal to acquire the Company through the Offer and the Proposed Merger was a proper purpose for which to request stockholder information; and that the public interest is served by granting Mr. Holt's request for stockholder information.

   Antitrust. The required waiting period under the HSR Act was terminated by the FTC and the Antitrust Division on October 20, 1994.

   8. MISCELLANEOUS. CECI and the Purchaser have filed with the Commission an amendment to the Schedule 14D-1 pursuant to Rule 14d-3 promulgated under the Exchange Act and are furnishing certain supplemental information with respect to the Offer. CECI and the Purchaser may file additional amendments to the
Schedule 14D-1. The Tender Offer Statement on Schedule 14D-1 and any and all amendments thereto, including exhibits, may be examined and copies may be obtained from the Commission in the same manner as described in Section 8 of the Offer to Purchase with respect to information concerning the Company (except that the amendments will not be available at the regional offices of the Commission).

   Except as modified by this Supplement, the terms and conditions set forth in the Offer to Purchase remain applicable in all respects to the Offer and this Supplement should be read in conjunction with the Offer to Purchase and the Letters of Transmittal.

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

   Facsimile copies of either of the Letters of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                       The Depositary for the Offer is:
                      IBJ SCHRODER BANK & TRUST COMPANY

                              Telephone Number:
                                (212) 858-2103

         By Mail:                         Facsimile Number:              By Hand or Overnight Delivery:
        P.O. Box 84                        (212) 858-2611                       One State Street
    Bowling Green Station            Attn: Reorganization Operations        New York, New York 10004
New York, New York  10274-0084                Department                Attn: Reorganization Operations
Attn: Reorganization Operations                                                     Department
         Department
                                        Confirm Facsimile by Telephone:
                                                (212) 858-2103


   Questions and requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth below. Requests for additional copies of this Supplement, the Offer to Purchase, the Letters of Transmittal and other tender offer materials may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies.

                   The Information Agent for the Offer is:

                        MACKENZIE PARTNERS, INC. [LOGO]

                               156 Fifth Avenue
                           New York, New York 10010
                           (212) 929-5500 (Collect)
                                      OR
                        CALL TOLL FREE (800) 322-2885

                     The Dealer Manager for the Offer is:

                             GLEACHER & CO. INC.

                              660 Madison Avenue
                           New York, New York 10021
                                (212) 418-4206